Exhibit 99.1

Contacts:

Richard D. Katz, M.D. EVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Gregory Gin Lazar Partners, Ltd.
(919) 941-5206	(212) 867-1762
rkatz@icagen.com	ggin@lazarpartners.com

ICAGEN SUCCESSFULLY COMPLETES PHASE I

MULTIPLE ASCENDING DOSE CLINICAL TRIAL OF SENICAPOC

RESEARCH TRIANGLE PARK, N.C. (July 9, 2008) – Icagen, Inc. (NASDAQ: ICGN) today reported that the Company successfully completed the Phase I multiple ascending dose clinical trial of senicapoc, a novel orally available small molecule inhibitor of the KCa3.1 potassium ion channel, that is being developed for the treatment of asthma. Study results showed that senicapoc was well tolerated at all doses tested and in preliminary analyses exhibited predictable and dose proportional pharmacokinetics consistent with once-daily dosing. There were no serious adverse events and no dropouts from the study. Additionally, there were no dose-limiting toxicities in any subject. The Company expects to initiate a Phase II proof-of-concept clinical trial in asthma during the second half of 2008.

“We are encouraged by these study results, which support the dosing of senicapoc at higher levels than those previously tested in clinical trials, and we look forward to advancing this novel compound to the next phase of clinical development,” stated Seth V. Hetherington, Senior Vice President of Clinical Development and Regulatory Affairs at Icagen. “Senicapoc represents a potential new oral therapy with an innovative mechanistic approach for people suffering from asthma.”

The multiple ascending dose study was designed to assess the safety, tolerability and pharmacokinetics of senicapoc in healthy volunteers at doses higher than those that have been tested in previous clinical studies. A total of four cohorts, consisting of either six or twelve subjects each, were administered the drug orally once a day for periods ranging from seven to twenty-eight days, and were followed for a period of approximately two months following the last dose.

The initial Phase II proof-of-concept study is expected to be conducted in patients with allergen induced asthma. The Company expects to enroll approximately thirty subjects in a short-duration study to examine the effect of senicapoc upon certain pulmonary function parameters following exposure of asthmatic patients to a known antigen. The study will be conducted at selected sites in the United Kingdom.

In January 2008, Icagen reported that the U.S. Food and Drug Administration (FDA) accepted the Company’s Investigational New Drug (IND) application for senicapoc as a potential treatment for asthma. The IND submission was supported by a growing body of data linking

KCa3.1 to immune cell activation and cellular proliferation, as well as efficacy data from a nonclinical study that demonstrated the ability of senicapoc to reverse the antigen induced changes in late phase airway resistance and airway hyper-reactivity in an in vivo asthma model.

About Senicapoc

Senicapoc is a potent and selective novel small molecule inhibitor of the potassium ion channel KCa3.1. This drug candidate is taken orally and is being developed for once-a-day dosing for the treatment of asthma. During the prior development program for sickle cell disease, senicapoc had previously been studied in multiple Phase I and nonclinical studies, including two year carcinogenicity studies.

About Asthma

Asthma is a chronic inflammatory disease of the airways characterized by excessive sensitivity of the lungs, or increased reaction of the airways, to various environmental stimuli or triggers. The inflammation results in narrowed, swollen airways, increased mucus, and frequently is accompanied by constriction of the smooth muscle in the airways, or bronchoconstriction, causing difficulty breathing and the familiar wheeze often associated with the disease. While asthma cannot be cured, most people with asthma can be treated so that they have few and infrequent symptoms and can live active lives. According to the National Heart Lung and Blood Institute, about 20 million people have been diagnosed with asthma in the United States, nearly 9 million of whom are children.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on May 12, 2008. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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